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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of duty to file Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number:     0-26788
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    The Guarantee Life Companies Inc.
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(Exact name of registrant as specified in its charter)

    Guarantee Centre, 8801 Indian Hills Drive, Omaha, NE  68114   (402) 361-7300
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(Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

    Common Stock, $.01 par value
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(Title of each class of securities covered by this Form)

    None
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(Title of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains)

Please place an X in the box(es) below to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12(g)-4(a)(1)(i)       [X]         Rule 12(h) 3(b)(1)(ii)  [_]

Rule 12(g)-4(a)(1)(ii)      [_]         Rule 12(h)-3(b)(2)(i)   [_]

Rule 12(g)-4(a)(2)(i)       [_]         Rule 12(h)-3(b)(2)(ii)  [_]

Rule 12(g)-4(a)(2)(ii)      [_]         Rule 15(d)-6            [_]

Rule 12(h)-3(b)(1)(i)       [X]


Approximate number of holders of record
as of the certification or notice date: One
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Pursuant to the requirements of the Securities Exchange Act of 1934 The
Guarantee Life Companies Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

By:  /s/ Richard A. Spellman       Date:     December 30, 1999
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Printed Name:    Richard A. Spellman,
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           Senior Vice President, General Counsel and Secretary

Instruction: This form is required by Rules 12(g)-4, 12(h)3 and 15(d)-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.